FOR IMMEDIATE RELEASE

PetLife Finalizes Negotiations for Dr. Geoff’s Real Food for Pets

Product line of 25 supplements and pet accessories to roll out across the country

HANCOCK, MD—April 18, 2017—PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that it has finalized the negotiations for the acquisition of Dr. Geoff’s Real Food for Pets™. The closing of the acquisition of the trademarked brands and the natural pet food product line is projected to occur within two weeks.

PetLife has expanded plans for a national rollout to the public by Summer 2017 with canned food and two Superfood Supplements, ImmunoPower™ and Antioxidant Boost™, which should have many benefits for companion pets. PetLife will, over time, roll out a complete product line of 25 foods, treats, supplements, and pet accessories. These include nutraceuticals, shampoos, creams, sprays, and other natural products (i.e. supplements) for dogs and cats.

“According to a March 2017 IBISWorld report, rising disposable income, coupled with the tendency for family members to treat pets like family members and an increase in wanting to feed their pets all-natural food, are expected to increase profits for all-natural pet product providers over the next five years,” said Ralph Salvagno, CEO of PetLife Pharmaceuticals. “Additionally, the number of pet-owning households is expected to grow from the current 65% of U.S. households that currently own a dog, increasing the potential consumer demand for Dr. Geoff’s Real Food for Pets™.”

Dr. Geoff’s Real Food for Pets™ already includes six SKUs of retail-ready products, including both canned food and antioxidant supplements. Since 1969, renowned veterinarian Dr. Geoffrey Broderick has been a pioneer in the premium, natural pet food industry.

Geoffrey Broderick, Jr., the son of Dr. Broderick, has resigned as President of the Company in order to focus on the development of the Company’s new subsidiary, Dr. Geoff’s by PetLife, Inc. He will bring his experience in the pet food industry and should be instrumental in the Company’s pet product subsidiary as our products go to market, where his focus will be on product distribution channels, the related marketing program, and manufacturing, in line with our anticipated growth.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals, Inc. (PTLF) (www.PetLifePharma.com) is a registered U.S. Veterinary Pharmaceutical company. PetLife’s mission is to bring its new, scientifically-proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, VitalZul™, to the world of veterinary oncology with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the U.S. alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Forward looking statement:

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

004

Press Contact

Leigh Minnier

leigh@gregoryfca.com

610-228-2108

Company Contact

Clifford Price

clifford@petlifepharma.com

844-473-8543 ext. 701